Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FDCTECH, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF AUGUST, A.D. 2026, AT 12:06 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

5943514 8100
SR# 20264092329

Authentication: 204855835
Date: 08-17-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:06 PM 08/17/2026
FILED 12:06 PM 08/17/2026
SR 20264092329 - File Number 5943514

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
FDCTECH, INC.

FDCTech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: That the Certificate of Designation of Series B Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on December 4, 2023 (SR 20234122101, File Number 5943514) (the "Certificate of Designation"), pursuant to which 3,000,000 shares of the Corporation's preferred stock, par value $0.0001 per share, were created and designated as "Series B Convertible Preferred Stock." The number of shares constituting the Series B Convertible Preferred Stock remains 3,000,000 and is not changed by this Certificate of Amendment.

SECOND: That on June 29, 2026, the Corporation filed a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware (SR 20263559152) effecting a reverse stock split of the Corporation's issued and outstanding Common Stock, whereby each one hundred (100) shares of Common Stock were converted into one (1) share of Common Stock.

THIRD: That the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth the following amendments to the Certificate of Designation, declaring said amendments to be advisable:

RESOLVED, that Section 4(a) of the Certificate of Designation be, and it hereby is, amended and restated in its entirety to read as follows:

"(a) Conversion Right. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the Holder thereof, and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date at the Conversion Rate then in effect. The initial conversion rate shall be one hundred (100) shares of Common Stock for every one (1) share of Series B Convertible Preferred Stock. Upon the occurrence of either (i) the completion by the Corporation of a public offering of its Common Stock resulting in gross proceeds of $10,000,000 or more that includes the listing of the Common Stock on The Nasdaq Stock Market or the New York Stock Exchange (a "Qualifying Public Offering"), or (ii) any reverse stock split, combination or similar reclassification of the outstanding shares of Common Stock into a smaller number of shares (a "Reverse Stock Split", and together with a Qualifying Public Offering, each a "Rate Determination Event"), the Board of Directors is authorized, in its sole discretion, to determine and fix the conversion rate applicable to the Series B Convertible Preferred Stock within a range of not more than one hundred (100) and not less than ten (10) shares of Common Stock for every one (1) share of Series B Convertible Preferred Stock (as so determined and in effect from time to time, the "Conversion Rate"), subject to adjustment as provided in Section 4 of this Designation. Any such determination shall be evidenced by resolution of the Board of Directors and shall apply to all conversions of Series B Convertible Preferred Stock effected on and after the date specified in such resolution. Until a Rate Determination Event has occurred and the Board of Directors has made a determination pursuant to this Section 4(a), the Conversion Rate shall be one hundred (100) shares of Common Stock for every one (1) share of Series B Convertible Preferred Stock."

RESOLVED FURTHER, that Section 4(f) of the Certificate of Designation be, and it hereby is, amended and restated in its entirety to read as follows:

> "(f) Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock, including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity, then in each instance the Conversion Rate then in effect shall not be automatically or proportionately adjusted by reason of such event, and the number of shares of Common Stock issued upon conversion of one share of Series B Convertible Preferred Stock shall equal the number of shares of Common Stock that would have been issued but for such event. Notwithstanding the foregoing, nothing in this Section 4(f) shall limit the authority of the Board of Directors under Section 4(a) to determine and fix the Conversion Rate upon the occurrence of a Rate Determination Event. For the avoidance of doubt, the Conversion Rate was not automatically or proportionately adjusted as a result of the 1-for-100 reverse stock split of the Common Stock effected on June 29, 2026, and the Conversion Rate applicable following such Reverse Stock Split was determined by the Board of Directors pursuant to Section 4(a)."

FOURTH: No Other Amendments; Ratification. Except as expressly amended by this Amendment, the Certificate of Designation remains unmodified and in full force and effect and is hereby ratified and confirmed in all respects. In the event of any conflict between the terms of this Amendment and the Certificate of Designation, the terms of this Amendment shall control.

FIFTH: That the reverse stock split of the Common Stock effected on June 29, 2026, constituted a Rate Determination Event for purposes of Section 4(a) of the Certificate of Designation as amended hereby, and that, pursuant to the authority set forth therein, the Board of Directors determined and fixed the Conversion Rate at fifty (50) shares of Common Stock for every one (1) share of Series B Convertible Preferred Stock, effective as of July 13, 2026. All conversions of Series B Convertible Preferred Stock heretofore effected at such rate are hereby in all respects ratified, approved, and confirmed.

SIXTH: That thereafter, in lieu of a meeting and vote of stockholders, the holders of the outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted gave their written consent to said amendments in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice thereof has been given as provided in said Section 228 to those stockholders who have not consented in writing.

SEVENTH: That the holders of a majority of the then-outstanding shares of Series B Preferred Stock gave their written consent to said amendments as required by Section 3(b)(ii) and Section 9 of the Certificate of Designation.

EIGHTH: That said amendments were duly adopted in accordance with the provisions of Sections 151 and 242 of the General Corporation Law of the State of Delaware.

NINTH: That this Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this 17th day of August 2026.

FDCTECH, INC.

Imran Firoz

By: Imran Firoz

Name: Imran Firoz
Title: Chief Financial Officer